                                   Exhibit 8.1

                              ERNST & YOUNG LLP

January 16, 2002

Mr. Robert E. Dolan
Chief Financial Officer
Lynch Interactive Corporation
401 Theodore Fremd Avenue
Rye, New York 10580

Dear Mr. Dolan:

Pursuant to your request, this letter provides our opinion regarding the federal income  tax  consequences  of the  proposed  distribution  by Lynch  Interactive
Corporation  ("Interactive")  to its  shareholders  of the stock of Morgan Group
Holding Co.  ("Holding") (the "Spin-Off").  Holdings is a new corporation formed to hold  Interactive's  stock interest of the Morgan Group, Inc.  ("Morgan") and certain other assets.

We  understand  that you will include a reference to, and a copy of, our federal income  tax  opinion  with  the  Form  S-1  (Registration  Statement  Under  the
Securities  Act of 1933)  filed by  Holding  with the  Securities  and  Exchange
Commission.  We consent to such reference  under the caption  "Material  Federal
Income Tax Consequences."

We have  relied  upon the  following  documents  in  forming  our  opinion  (the
"Documents"):

            1.   The  Form  S-1  (Registration   Statement  Under  The
                 Securities  Act of 1933)  filed on behalf of  Holding
                 with  the  Securities  and  Exchange   Commission  on
                 November 27, 2001,  including  amendments  filed with
                 the  Securities  and Exchange  Commission  subsequent
                 thereto.

            2.   Certain   financial   information   with  respect  to
                 Interactive,  Morgan,  Holding,  and their respective
                 subsidiaries  provided by the  Interactive and Morgan
                 management.

            3.   The  Statement of  Representations  and  accompanying
                 affidavit  with respect to the Spin-Off dated January
                 16, 2002 from the management of Interactive.

You have  represented to us that the Documents  provide an accurate and complete description of the facts and circumstances  concerning the proposed transaction.
We have made no independent determination regarding such facts and circumstances and,  therefore,  have relied upon them for purposes of this letter. Any changes to  the  facts  and  circumstances  related  to  the  Spin-Off  may  affect  the conclusions stated herein, possibly in an adverse manner.

                         Federal Income Tax Consequences

Based  upon  our  review  of the  Documents,  as  well as our  discussions  with management, it is our opinion that the following Federal income tax consequences should result with respect to the Spin-Off:

            1.   No gain or loss will be recognized by  Interactive on
                 the  distribution  of the  stock of  Holdings  to its
                 shareholders (section 361(c)(1)).

            2.   No gain or loss will be  recognized by (and no amount
                 will   otherwise   be  included  in  the  income  of)
                 Interactive's  shareholders  on their  receipt of the
                 Holding's  common  stock  in  the  Spin-Off  (section
                 355(a)(1)).

            3.   The basis of the  Interactive  and Holdings  stock in
                 the hands of Interactive's  shareholders  will be the
                 same  as  the  basis  of  Interactive's   stock  held
                 immediately   before  the   Spin-Off,   allocated  in
                 proportion  to the  fair  market  value  of  each  in
                 accordance   with  section   1.358-2(a)(2)   (section
                 358(a)(1) and (b)).

            4.   The holding period of the Holding's stock received by
                 each  Interactive  shareholder  in the Spin-Off  will
                 include the holding period of the  Interactive  stock
                 held  by  such  shareholder  immediately  before  the
                 Spin-Off,  provided  that such  shareholder  held the
                 Interactive  stock as a capital  asset on the date of
                 the Spin-Off (section 1223(1)).

            5.   As provided in section 312(h),  proper  allocation of
                 earnings and profits between Interactive and Holdings
                 will  be  made   under   sections   1.312-10(b)   and
                 1.1502-33(e).

                                Scope of Analysis

The scope of this analysis is expressly limited solely to the Federal income tax issues  specifically  addressed  in (1)  through  (5) in  the  section  entitled

                                        2

"Federal Income Tax Consequences" above. Specifically, our analysis has not been requested,  and we have made no determination nor expressed any views concerning any other issues,  including,  but not limited to, any state and local, foreign, consolidated  return,  employee benefit,  and Section 382 issues, or alternative minimum tax consequences to the parties to this transaction. Further, no opinion is expressed as to any valuation  issues which may arise in connection  with the
Spin-Off.

Our  analysis,  as stated  above,  is based upon our  analysis  of the  Internal
Revenue Code of 1986, as amended,  the Treasury  Regulations,  current case law, and published  Internal Revenue Service ("IRS")  authorities.  The foregoing are subject to change, and such change may be retroactively  effective. No assurance can be  provided  as to the  effect of any such  change  upon our  analysis.  In addition,  our analysis is based on the information  contained in the Documents.
Any variation or differences  in the Documents may affect our analysis,  perhaps in an adverse manner. We have undertaken no obligation to update this letter for changes in facts or law occurring subsequent to the date thereof.

This letter represents our views as to the interpretation of existing law and is not binding on the IRS or the courts.  No  assurance  can be given that,  if the matter were contested, the IRS or a court would agree with this analysis.

                                                    Very truly yours,

                                                    /s/ Ernst & Young LLP